EXHIBIT 99.1

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

School Specialty Announces Fiscal Year 2017 Second Quarter Financial Results

GREENVILLE, Wis., August 9, 2017 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty”, “SSI” or “the Company”), a leading distributor of supplies, furniture and both curriculum and supplemental learning resources to the education, healthcare and other marketplaces, today announced financial results for its fiscal 2017 second quarter ended July 1, 2017.

Joseph M. Yorio, President and Chief Executive Officer, stated, “As our second quarter results demonstrate, we continue to make progress in executing our plan and driving both top- and bottom-line improvements. Revenue grew almost 10%, gross margins were fairly stable and our expenses continue to decline, resulting in significant increases in operating income, net income and Adjusted EBITDA. Virtually all product categories grew as well, and we remain focused on achieving balanced growth. During the quarter and over the past several weeks, we have continued to implement our team-selling go-to-market strategy, update our IT systems, build-out our 21st Century Safe School value proposition and further align our Sales, Marketing, Merchandising and Procurement teams. We also made great strides strengthening Operations, investing in automation and instituting process excellence across all departments of the Company. Our foundation is getting stronger, our assortment continues to differentiate us in the marketplace, and we remain well positioned to generate operational and financial improvements in the years ahead.”

Q2 Results (for the three months ended July 1, 2017 and June 25, 2016)

As a result of changes to the Company’s internal management reporting structure, including the transition to a team-sell model, the Company reclassified certain categories within its Distribution and Curriculum segments. Early Learning and Special Needs products, previously part of the former Instructional Solutions category, are now included within Supplies. Science Supplies and CPO products, formerly part of the Science category, also are included within Supplies. The Instruction & Intervention category consists of the Company’s former Reading product category and the remaining products make up the former Instructional Solutions category, such as supplemental learning resources. The former Curriculum segment, which included both Science and Reading has been renamed Science, as Reading products are now part of the Instruction & Intervention category. The Science segment now includes FOSS and Delta Science Modules, as Science Supplies, formerly part of the Science category, are now within the Supplies category.

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Revenues were $160.2 million, an increase of $14.3 million or 9.8%, as compared to revenues of $145.9 million. Distribution segment revenues of $141.3 million increased by $10.9 million or 8.3%, as compared to $130.5 million. The majority of product categories grew in the comparable second quarter period, as Supplies category revenue grew $2.0 million or 2.7%; Furniture category revenue grew by $8.3 million or 24.0%; Instruction & Intervention category revenue grew by $0.4 million or 3.9%; and Agendas category revenue grew by $0.4 million or 6.8%. This was partially offset by a modest $0.1 million or 1.2% decline in the AV Tech category. Total Curriculum segment revenues of $18.8 million increased by $3.5 million or 22.6%. Curriculum revenue for the comparable periods was positively impacted by the continued strength of the Company’s FOSS products, which are aligned with Next Generation Science Standards.

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Overall gross margin was 37.8% as compared to 38.1% in the second quarter of 2016, a decline of 30 basis points (“bps”). A shift in product mix and lower product rate gross margins contributed 30 bps and 50 bps points of gross margin decline, respectively, when comparing the fiscal 2017 and fiscal 2016 second quarters. These declines were partially offset by a combination of lower product development amortization expense and higher revenue in the quarter, which resulted in 50 bps of gross margin improvement. Distribution segment gross margin was 35.7% as compared to 36.9%. Lower product rate margins, primarily in the Supplies and AV Tech categories, resulted in 50 bps of the gross margin decline, and a shift in product mix contributed 60 bps of the gross margin decline for the comparable periods. Curriculum segment gross margin was 53.4% as compared to 48.8%. Lower product development costs spread over a lower revenue base resulted in 360 bps of the gross margin improvement.

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Selling, General & Administrative (“SG&A”) expenses were $51.7 million as compared to $53.2 million, a decline of $1.5 million or 2.8%. While the incremental volume resulted in approximately $1.2 million of variable-related SG&A costs (outbound transportation, fulfillment center costs and commission expense) in the current year’s quarter on a consistent variable SG&A rate basis with prior year, efficiencies in our management of these expense resulted in approximately $1.1 million of rate-related reductions. Catalog and marketing costs decreased by $1.1 million and depreciation and amortization expense declined by $0.6 million. As a percent of revenue, SG&A decreased from 36.5% for the three months ended June 25, 2016 to 32.3% for the three months ended July 1, 2017.

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Operating income was $8.7 million as compared to operating income of $2.0 million in the comparable year-ago period. Net income was $0.1 million or net income per diluted share of $0.13. This compares to a net loss of $2.0 million or a net loss per diluted share of $1.99 in the fiscal 2016 second quarter. The Company recorded a benefit from income taxes in the fiscal 2017 second quarter of $0.1 million, as compared to an expense from income taxes of $0.4 million in the second quarter of fiscal 2016.

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Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was $14.6 million, as compared to Adjusted EBITDA of $9.4 million in the comparable 2016 period.

YTD Results (for the six months ended July 1, 2017 and June 25, 2016)

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Revenues were $257.3 million, an increase of $17.7 million or 7.4%, as compared to revenues of $239.6 million. Distribution segment revenues of $233.3 million increased by $16.8 million or 7.8%, as compared to $216.5 million. Supplies category revenue grew $7.3 million or 5.7%; Furniture category revenue grew by $9.7 million or 17.4%; and Agendas category revenue grew by $0.2 million or 2.9%. Instruction & Intervention category revenue and AV Tech category revenue were relatively flat in the period. Total Curriculum segment revenues of $24.0 million increased by $0.9 million or 3.8%. Although Curriculum revenue was expected to decline in the current year as revenue from state adoptions will not generate the same level of revenue in 2017, the continued strength of the Company’s FOSS products, especially in open territories, is offsetting the anticipated revenue declines associated with fewer state adoption opportunities.

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Overall gross margin was 36.9% as compared to 38.0% in the first six months of 2016, a decline of 110 bps. A shift in product mix and lower product rate gross margins contributed 40 bps and 90 bps of gross margin decline, respectively, when comparing the fiscal 2017 and fiscal 2016 periods. These declines were partially offset by a combination of lower product development amortization expense and higher revenue in the quarter which resulted in 20 bps of gross margin improvement. Distribution segment gross margin was 35.6% as compared to 36.8%. Lower product rate margins, primarily in the Supplies and AV Tech categories, resulted in 90 bps of the gross margin decline, and a shift in product mix contributed 30 bps of the gross margin decline for the comparable periods. Curriculum segment gross margin was 50.4% as compared to 49.7%. Lower product development costs against an increase in revenue resulted in 150 bps of the gross margin improvement. Modest product cost increases in the current year have resulted in approximately 80 basis points of gross margin decline.

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SG&A expenses were $99.2 million as compared to $100.5 million, a decline of $1.3 million or 1.3%. While the incremental volume resulted in approximately $1.5 million of variable SG&A costs (outbound transportation, fulfillment center costs and commission expense) in the current year’s quarter on a consistent variable SG&A rate basis with prior year, the Company’s variable SG&A expenses were flat vs. prior year through effective management of these expenses. Decreases in full-time staffing levels resulted in approximately $0.5 million of lower SG&A. Catalog and marketing costs decreased by $0.7 million and depreciation and amortization expense declined by $1.5 million. These reductions were partially offset by $0.4 million of incremental stock-based compensation expense in the first six months of 2017. Additionally, SG&A expense in the first six months of 2017 included a $0.7 million foreign exchange gain, whereas in the fiscal 2017 first six months, the Company realized a nominal foreign exchange gain of less than $0.1 million. As a percent of revenue, SG&A decreased from 42.0% for the six months ended June 25, 2016 to 38.6% for the three months ended July 1, 2017.

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Operating loss was $4.4 million as compared to operating loss of $10.0 million in the comparable year-ago period. Net loss was $16.6 million or net loss per basic and diluted share of $16.64. This compares to a net loss of $14.3 million or a net loss per basic and diluted share of $14.29 in the fiscal 2016 second quarter. The Company recorded a benefit from income taxes in the fiscal 2017 first half of $0.3 million, as compared to a benefit from income taxes of $4.4 million in the second half of fiscal 2016.

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Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $7.6 million, as compared to Adjusted EBITDA of $3.8 million in the comparable 2016 period.

Mr. Yorio continued, “We successfully refinanced our debt in the fiscal second quarter and intend to pursue a stock split to enhance liquidity in our shares this month. It is then our goal to up-list our common stock on a major national stock exchange and get more active in meeting with both current and potential investors and analysts. Our results are improving and our debt position continues to decline, as evidenced by the over $19.0 million year-over-year improvement. We believe we have a compelling story for both growth and value investors. We remain focused on delivering for our customers in this most important peak-season and beyond, as we seek to become more imbedded in their systemic procurement cycle with our 21st Century Safe School value proposition; we also intend to pursue strategic avenues, including M&A that can improve our offering, market position and valuation.”

Additional information on the Company’s outlook for 2017 can be found in the investor presentation on pages 21-22, which will be published shortly under the Investor Relations section of the Company’s website.

School Specialty will be hosting a teleconference and webcast on August 10, 2017 at 9:00 a.m. ET to discuss its results and outlook. Speaking from management will be Joseph M. Yorio, President and Chief Executive Officer; Ryan M. Bohr, Executive Vice President and Chief Operating Officer; and Kevin Baehler, Executive Vice President and Chief Financial Officer.

Conference Call Information:

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Toll-free number: 844-882-7832 / International number: 574-990-9706 / Conference ID: 58101457

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Replay number: 855-859-2056 / International replay number: 404-537-3406 / Conference ID: 58101457

Interested parties can also participate on the webcast by visiting the Investor Relations section of School Specialty’s website at http://investors.schoolspecialty.com. For those who are unable to participate on the live conference call and webcast, a replay will be available approximately one hour after the completion of the call.

About School Specialty, Inc.

School Specialty is a leading distributor of innovative and proprietary products, programs and services to the education marketplace.  The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential. Through its SSI Guardian subsidiary, the Company is also committed to school, healthcare and corporate workplace safety by offering the highest quality curriculum, training and safety and security products. Through its recently launched SOAR Life Products brand, the Company offers thousands of products that sharpen cognitive skills and build physical and mental strength in fun and creative ways. From childhood through adulthood, they help individuals live life to the fullest – engaged, happy and well. SOAR Life Products is a customized offering for hospitals, long-term care, therapeutic facilities, home care, surgery centers, day care centers, physician offices, and clinics. For more information about School Specialty, visit www.schoolspecialty.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s future financial condition, results of operations, expectations, plans, or prospects constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions. These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the risk factors described in Item 1A of School Specialty's Form 10-K for the fiscal year ended December 31, 2016, which risk factors are incorporated herein by reference. Any forward-looking statement in this release speaks only as of the date on which it is made.  Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Non-GAAP Financial Information

This press release includes references to Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA represents net income adjusted for: provision for (benefit from) income taxes; restructuring costs; restructuring-related costs included in SG&A; change in fair value of interest rate swap; depreciation and amortization expense; amortization of development costs net interest expense; and stock-based compensation.

The Company considers Adjusted EBITDA a relevant supplemental measure of its financial performance. The Company believes this non-GAAP financial result provides useful supplemental information for investors regarding trends and performance of our ongoing operations and are useful for year-over-year comparisons of such results.  We also use this non-GAAP financial measure in making operational and financial decisions and in establishing operational goals. The Company assesses its operating performance using both GAAP operating income and non-GAAP adjusted operating income in order to better isolate the impact of certain, material items that may not be comparable between periods.

In summary, we believe that providing this non-GAAP financial measure to investors, as a supplement to GAAP financial measures, helps investors to (i) evaluate our operating and financial performance and future prospects, (ii) compare financial results across accounting periods, (iii) better understand the long-term performance of our core business, and (iv) evaluate trends in our business, all consistent with how management evaluates such performance and movements.

Adjusted EBITDA does not represent, and should not be considered, an alternative to net income or operating income as determined by GAAP, and our calculation may not be comparable to similarly titled measures reported by other companies.

Company Contacts:

Ryan Bohr, EVP and Chief Operating Officer

Kevin Baehler, EVP and Chief Financial Officer

Ryan.Bohr@schoolspecialty.com

Kevin.Baehler@schoolspecialty.com

Tel: 920-882-5868

Tel: 920-882-5882

Investor Relations Contact:

Glenn Wiener, Investor Relations

Gwiener@GWCco.com

Tel: 212-786-6011

SCHOOL SPECIALTY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	For the Three Months Ended		For the Six Months Ended
	July 1, 2017	June 25, 2016	July 1, 2017	June 25, 2016

Revenues	$ 160,177	$ 145,858	$ 257,288	$ 239,583
Cost of revenues	99,682	90,259	162,269	148,519
Gross profit	60,495	55,599	95,019	91,064
Selling, general and administrative expenses	51,721	53,212	99,189	100,523
Facility exit costs and restructuring	44	383	217	549
Operating loss	8,730	2,004	(4,387)	(10,008)
Other expense:
Interest expense	4,197	4,455	8,247	8,845
Loss on early extinguishment of debt	4,298	-	4,298	-
Change in fair value of interest rate swap	-	(91)	-	(176)
Loss before benefit from income taxes	235	(2,360)	(16,932)	(18,677)
Benefit from income taxes	99	(374)	(292)	(4,388)
Net loss	$ 136	$ (1,986)	$ (16,640)	$ (14,289)

Weighted average shares outstanding:
Basic	1,000	1,000	1,000	1,000
Diluted	1,011	1,000	1,000	1,000

Net Loss per Share:
Basic	$ 0.14	$ (1.99)	$ (16.64)	$ (14.29)
Diluted	$ 0.13	$ (1.99)	$ (16.64)	$ (14.29)

	July 1, 2017	June 25, 2016	July 1, 2017	June 25, 2016
Adjusted Earnings before interest, taxes, depreciation,
	amortization, bankruptcy-related costs, restructuring and impairment charges (EBITDA) reconciliation:
Net income (loss)	$ 136	$ (1,986)	$ (16,640)	$ (14,289)
Provision for (benefit from) income taxes	99	(374)	(292)	(4,388)
Restructuring costs (1)	44	383	217	549
Restructuring-related costs incl in SG&A (2)	997	1,104	1,891	1,581
Change in fair value of interest rate swap	-	(91)	-	(176)
Loss on early extinguishment of debt	4,298	-	4,298	-
Depreciation and amortization expense	3,147	3,734	6,473	7,921
Amortization of development costs	1,172	1,694	2,283	3,075
Net interest expense	4,197	4,455	8,247	8,845
Stock-based compensation	511	456	1,091	717
Adjusted EBITDA	$ 14,601	$ 9,375	$ 7,568	$ 3,835

SCHOOL SPECIALTY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Thousands, Except Share and Per Share Amounts)

	July 1, 2017	December 31, 2016	June 25, 2016
ASSETS
Current assets:
Cash and cash equivalents	$ 6,900	$ 35,097	$ 8,570
Accounts receivable, less allowance for doubtful accounts
of $1,136, $1,159 and $1,073, respectively	87,461	61,713	78,736
Inventories, net	124,906	73,649	128,673
Deferred catalog costs	6,762	5,235	6,455
Prepaid expenses and other current assets	11,145	11,976	13,472
Refundable income taxes	1,325	728	5,080
Total current assets	238,499	188,398	240,986
Property, plant and equipment, net	32,180	28,684	28,497
Goodwill	21,588	21,588	21,588
Intangible assets, net	33,247	35,049	36,849
Development costs and other	12,600	13,703	17,269
Deferred taxes long-term	193	185	5
Investment in unconsolidated affiliate	-	-	715
Total assets	$ 338,307	$ 287,607	$ 345,909

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities - long-term debt	$ 46,882	$ 5,493	$ 46,400
Accounts payable	59,125	22,078	61,985
Accrued compensation	9,173	12,008	7,736
Deferred revenue	2,808	2,922	2,971
Other accrued liabilities	12,547	14,909	14,320
Total current liabilities	130,535	57,410	133,412
Long-term debt - less current maturities	124,849	131,994	143,948
Other liabilities	169	84	179
Total liabilities	255,553	189,488	277,538

Stockholders' equity:
Preferred stock, $0.001 par value per share, 500,000
shares authorized; none outstanding	-	-	-
Common stock, $0.001 par value per share, 2,000,000 shares
authorized; 1,000,004 shares outstanding	1	1	1
Capital in excess of par value	121,946	120,855	119,955
Accumulated other comprehensive loss	(1,600)	(1,784)	(1,580)
Retained earnings (accumulated deficit)	(37,593)	(20,953)	(50,005)
Total stockholders' equity	82,754	98,119	68,371
Total liabilities and stockholders' equity	$ 338,307	$ 287,607	$ 345,909